                                                                    Exhibit 99.1


Contact:                                                              Investors:
PXRE Group Ltd.                                                   KCSA Worldwide
John Modin                                                        Michael Cimini
Chief Financial Officer                                             212-896-1233
441-296-5858                                                    mcimini@kcsa.com
                                                                ----------------
john.modin@pxre.com
-------------------




PXRE Group Ltd.                                                     NEWS RELEASE

PXRE House
110 Pitts Bay Road, Pembroke HM 08
Bermuda                                                             [PXRE LOGO]
441 296 5858
441 296 6162 FAX


                       PXRE REPORTS THIRD QUARTER RESULTS
             NET LOSS OF $73.2 MILLION FOLLOWING FLORIDA HURRICANES
                       ---------------------------------
                   COMPANY DECLARES REGULAR QUARTERLY DIVIDEND

         HAMILTON, Bermuda -- (PR Newswire) - November 3, 2004 -- PXRE Group Ltd. (NYSE: PXT) today announced results for the third quarter ended September 30, 2004. Highlights for the quarter included:

         o Net loss was $73.2 million compared to net income of $23.7 million in the third quarter of 2003
         o Net operating loss per adjusted diluted share was $2.67 compared to net operating income per diluted share of $1.02 in the third quarter of 2003
         o  Underwriting loss was $74.7 million
         o On a fully diluted basis, book value per share was $20.34 at September 30, 2004

         Jeffrey L. Radke, the President & Chief Executive Officer of PXRE Group, commented, "The third quarter was dominated by the effects of the four Florida hurricanes, which will likely result in the largest industry losses ever incurred in any single year. Despite this unusual frequency and severity, PXRE's risk controls limited our losses to approximately 40% of our annual catastrophe and risk excess premium, which compares favorably with the figures announced by most of our competitors. We continue to believe that the net impact of the hurricane losses will fall within the previously announced $80 to $105 million range. Given the inherent uncertainties in reserving for multiple catastrophes, we recorded the high end of our estimate.

         We believe these losses will create additional opportunities for us in our core lines of business. For 2005, we expect rate increases of 5% to 15% on our entire premium base. Specifically, by line of business, we expect rate increases of 10% to 15% in our worldwide retrocessional business, stable to single digit rate increases in our North American property catastrophe business and only moderate decreases in our International catastrophe business. In addition to these higher rates, we expect additional demand from our catastrophe and retrocessional customers.

         We also made significant progress this quarter in addressing legacy items on our balance sheet. First, we increased the reserve associated with our only pending lawsuit to reflect the maximum potential exposure subsequent to the recently announced unfavorable judgment. We continue to believe that our case has strong merits and will pursue it aggressively, but shareholders will no longer be exposed to additional loss from this dispute and there will only be potential improvement in the final resolution. In addition, favorable development on prior-year Cat & Risk reserves more than offset the remaining $3.9 million after-tax exited lines underwriting loss. During the third quarter, we were successful in commuting several assumed and ceded contracts, including a large general liability program. The net expense of the above actions either created certainty for, or removed from our balance sheet, approximately 23% of the gross traditional general liability reserves, 50% of the gross finite risk reserves and 42% of the reinsurance recoverables. We will continue to work with other significant exited lines cedents to achieve similar full and final capping of our liabilities.

         PXRE is not a party to any so-called Market Service Agreements or Placement Service Agreements, nor does PXRE engage in any of the contingent commission or other practices that we understand to be the focus of the recent investigations by the New York State Attorney General's Office as publicly reported.

         We have included net operating income (loss) per adjusted diluted share in this release. The adjustment added the dilutive effect of the convertible preferred shares, which would be otherwise excluded under generally accepted accounting principles, to the common shares in the earnings per share denominator. We made this adjustment since all shareholders, both common and convertible preferred, were negatively impacted by the quarterly loss. The net operating income (loss) per adjusted diluted share is a non-GAAP accounting measure; however, it more closely approximates the change in the book value per share.

         Earlier in the year we gave earnings per share guidance for 2004 of $4.45 to $4.85 per diluted share. Absent the third quarter storms, our guidance today would be affirmed as the better than anticipated results in our core property business have largely offset the impact of the unfavorable judgment in the lawsuit and the modest remaining exited lines loss. Assuming no further material catastrophes, we are comfortable that our full year 2004 operating earnings will be $0.70 to $0.90 per fully diluted share."

         Revenue increased 25% for the third quarter of 2004 to $95.6 million from $76.7 million for the same period a year ago, largely as a result of reinstatement premiums associated with hurricanes Charley, Frances, Ivan and Jeanne. Net premiums earned for the quarter increased 30% to $89.8 million from $69.1 million for the year-earlier period. Net premiums earned in the Company's core Catastrophe and Risk Excess segment for the quarter were $89.9 million compared to $64.7 million for the year-earlier period. Net reinstatement premiums earned, largely associated with the catastrophe losses that occurred during the quarter, were $24.6 million compared to $0.9 million for the year-earlier period. Absent the reinstatement premiums, net earned premium in the Catastrophe and Risk Excess segment would have increased by 2%.

                                        REVENUES AND NET PREMIUMS EARNED
-----------------------------------------------------------------------------------------------------------------
                                    THREE MONTHS ENDED                        NINE MONTHS ENDED
($000's)                               SEPTEMBER 30,                            SEPTEMBER 30,
                               -----------------------------------------------------------------------
                                   2004            2003       CHANGE %        2004           2003      CHANGE %
                               --------------------------------------------------------------------------------
Revenues                       $     95,611   $     76,726       25      $    246,824    $   262,040      (6)
                               ==============================            =============================
Net Premiums Earned:
   Cat & Risk Excess           $     89,915   $     64,678       39      $    222,296    $   194,998      14
   Exited                              (116)         4,404      (103)           6,020         42,872     (86)
                               ------------------------------            -----------------------------
                               $     89,799   $     69,082       30      $    228,316    $   237,870      (4)
                               ==============================            =============================

         Net premiums written increased 61% to $112.6 million for the third quarter of 2004 from $70.0 million for the same period of 2003. Net reinstatement premiums written increased to $24.6 million for the third quarter of 2004 from $0.9 million for the third quarter of 2003. Net premiums written in the Company's core Catastrophe and Risk Excess segment were $113.1 million compared to $73.3 million for the year-earlier period. Absent the increase in reinstatement premiums of $23.7 million, net written premium in the Catastrophe and Risk Excess segment would have increased by 22%.

                                              NET PREMIUMS WRITTEN
-----------------------------------------------------------------------------------------------------------------
                                    THREE MONTHS ENDED                         NINE MONTHS ENDED
($000's)                               SEPTEMBER 30,                             SEPTEMBER 30,
                               ----------------------------------------------------------------------------------
                                   2004            2003       CHANGE %        2004           2003       CHANGE %
                               ----------------------------------------------------------------------------------
Net Premiums Written:
   Cat & Risk Excess           $    113,066   $     73,270       54      $    250,389    $   215,678       16
   Exited                              (475)        (3,228)      85             3,138          5,753      (45)
                               ------------------------------            ------------------------------
                               $    112,591   $     70,042       61      $    253,527    $   221,431       14
                               ==============================            ==============================

         Net investment income for the third quarter of 2004 decreased 14% to $5.2 million from $6.0 million for the corresponding period of 2003, primarily as a result of a $1.5 million decrease in income from hedge funds, offset by $0.9 million of additional income from the other invested asset portfolio. PXRE's hedge fund portfolio returned 0.7% for the third quarter of 2004 compared to 2.1% for the third quarter of 2003. Net realized investment gains were insignificant for the third quarter of 2004 compared to $0.5 million for the comparable quarter of 2003. Interest expense for the third quarter of 2004 was $3.8 million compared to $2.8 million for the comparable quarter of 2003. The increase is primarily due to $0.6 million of additional interest on $30.9 million of trust preferred securities issued since September 30, 2003.

         PXRE's GAAP loss ratio for the third quarter of 2004 was 174.1% compared with 51.0% for the third quarter of 2003. The loss ratio in the Company's core Catastrophe and Risk Excess segment was 151.4%, reflecting the catastrophic events in the quarter. The recent hurricanes contributed sixty one loss ratio points for the nine month period ended September 30, 2004. The expense ratio was 18.3% for the third quarter of 2004 compared to 17.2% in the year-earlier quarter.


                                                  GAAP RATIOS
-----------------------------------------------------------------------------------------------------------------
                                                  THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                    SEPTEMBER 30,                        SEPTEMBER 30,
                                         ------------------------------------------------------------------------
                                               2004               2003              2004              2003
                                         ------------------------------------------------------------------------
Loss Ratio, All Lines                          174.1%             51.0%              84.3%            47.3%
Expense Ratio                                   18.3              17.2               25.2             26.8
                                         ------------------------------------------------------------------------
Combined Ratio                                 192.4%             68.2%             109.5%            74.1%
                                         ========================================================================

Loss Ratio, Cat & Risk Excess                  151.4%             17.5%              75.2%            25.3%

         Operating results reflect a tax benefit of 10.0% for the third quarter of 2004 compared to a tax expense of 4.1% for the third quarter of 2003.

         During the third quarter of 2004, PXRE recorded after-tax unrealized appreciation in investments of $6.6 million in other comprehensive income which resulted in a $0.23 increase in book value per share. The cause of this increase in value was primarily a decrease in interest rates during the quarter.

         Net operating loss was $73.4 million and net operating loss per adjusted diluted share was $2.67 during the third quarter of 2004 compared to $24.1 million of net operating income and $1.02 of net operating income per diluted share for the corresponding period of 2003. Net loss per diluted common share was $5.48 during the third quarter of 2004 compared to net income per diluted common share of $1.01 for the corresponding period of 2003.

         Net operating income (loss) and net operating income (loss) per adjusted diluted share are non-GAAP financial measures. Reconciliations of net income (loss) to net operating income (loss) and net income (loss) per diluted common share to net operating income (loss) per adjusted diluted share are set forth in the attached schedule of Unaudited Financial Highlights. These reconciliations disclose adjustments, including items excluded from net income and adjustments to the net operating income (loss) per adjusted diluted share, because management considers these items to be an integral part of the Company's performance or indicative of trends in its business operations in a particular period. The excluded items may be material in a period. Management believes that providing non-GAAP financial measures, such as net operating income (loss) and net operating income (loss) per adjusted diluted share, provide useful information regarding PXRE's results of operations consistent with industry practices, which enable investors, security analysts and rating agencies to make performance comparisons with PXRE's competitors.

         On a fully diluted basis, book value per share decreased to $20.34 per share at September 30, 2004 from $23.21 per share at June 30, 2004. The September 30, 2004 book value amount reflects the after-tax unrealized appreciation in investments of $6.6 million mentioned above.

         Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.06 per common share. The dividend will be paid on November 29, 2004, to shareholders of record as of November 15, 2004.

         PXRE - with operations in Bermuda, Barbados, the United States and Europe - provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol "PXT."

         PXRE Group Ltd. is scheduled to hold a conference call with respect to its third quarter financial results on Thursday, November 4, 2004 at 11:00 a.m. Eastern Time.

         A live webcast of the conference call will be available online at www.pxre.com. The dial-in numbers are (800) 566-2250 for domestic callers and
(312) 461-0943 for international callers. The reservation number for both is 929966.

         Quarterly financial statements are expected to be available on the Company's website under the press release section of News and Events after market close on November 3, 2004. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com.

         Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," or "expects" or variations of such words or similar expressions are based on current expectations, speak only as of the date hereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, these forward-looking statements in this report should not be considered as a representation by us or any other person that the Company's objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE's financial results may vary significantly from period to period; (ii) The Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company's profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties; (vii) a decline in the credit rating assigned to the Company's claim-paying ability may impact its potential to write new or renewal business;
(viii) a decline in the Company's ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) The Company's investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company's reliance on reinsurance brokers exposes us to their credit risk; (xi) The Company may be adversely affected by foreign currency fluctuations; (xii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xiii) the impairment of the Company's ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xiv) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xv) regulatory constraints may restrict the Company's ability to operate its business; (xvi) contention by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company's financial position or results; and (xvii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company's financial position or results. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

         PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

                                 PXRE GROUP LTD.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                 (Dollars in thousands except per share amounts)

                                                                       THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                          SEPTEMBER 30,                 SEPTEMBER 30,
                                                                  -----------------------------------------------------------
                                                                       2004           2003           2004           2003
                                                                  ------------    ------------   ------------   ------------

Gross premiums written                                            $    125,529    $     95,275   $    285,847   $    274,123
                                                                  ============    ============   ============   ============
Net premiums written                                              $    112,591    $     70,042   $    253,527   $    221,431
                                                                  ============    ============   ============   ============

Revenues                                                          $     95,611    $     76,726   $    246,824   $    262,040
Losses and expenses                                                   (176,942)        (51,995)      (262,522)      (190,344)
                                                                  ------------    ------------   ------------   ------------
(Loss) income before income taxes, cumulative effect of
     accounting change and convertible preferred shares                (81,331)         24,731        (15,698)        71,696
Income tax benefit (provision)                                           8,157          (1,007)         6,844         (2,887)
                                                                  ------------    ------------   ------------   ------------
(Loss) income before cumulative effect of accounting
     change and convertible preferred share dividends                  (73,174)         23,724         (8,854)        68,809
Cumulative effect of accounting change, net of $0.2 million
     tax expense                                                             -               -         (1,053)             -
                                                                  ------------    ------------   ------------   ------------
Net (loss) income before convertible preferred share dividends    $    (73,174)   $     23,724   $     (9,907)  $     68,809
                                                                  ============    ============   ============   ============
Net (loss) income per diluted common share                        $      (5.48)   $       1.01    $     (1.49)  $       2.97
                                                                  ============    ============   ============   ============
Average diluted shares outstanding (000's)                              27,539          23,583         26,965         23,201
Average diluted shares outstanding when antidilutive (000's)            13,995               -         13,753              -

Net (loss) income before convertible preferred share dividends    $    (73,174)   $     23,724   $     (9,907)  $     68,809
Adjustments, net of tax:
     Realized investment losses (gains)                                     12            (440)           295           (524)
     Cumulative effect of accounting change                                  -               -          1,053              -
     Severance, net of pension gain                                          -               -          1,020              -
     Foreign exchange (gains) losses                                      (215)            775            123            888
                                                                  ------------    ------------   ------------   ------------
 Net operating (loss) income (1)                                  $    (73,377)   $     24,059   $     (7,416)  $     69,173
                                                                  ============    ============   ============   ============

Net (loss) income per diluted common share                        $      (5.48)  $        1.01   $      (1.49)  $       2.97
Adjustments, net of tax:

     Average diluted shares outstanding including antidilutive
     shares                                                               2.82               -           1.12              -
     Realized investment (gains) losses                                      -           (0.02)          0.01          (0.02)
     Cumulative effect of accounting change                                  -               -           0.04              -
     Severance, net of pension gain                                          -               -           0.04              -
     Foreign exchange (gains) losses                                     (0.01)           0.03              -           0.04
                                                                  ------------    ------------   ------------   ------------
  Net operating (loss) income per adjusted diluted share (2)      $      (2.67)   $       1.02   $      (0.28)  $       2.99
                                                                  ============    ============   ============   ============

                                                                                         SEPT. 30,      DEC. 31,
FINANCIAL POSITION:                                                                        2004           2003
                                                                                     ---------------------------------
   Cash and investments                                                                $ 1,093,330       $ 1,012,327
   Total assets                                                                          1,426,491         1,359,647
   Reserve for losses and loss expenses                                                    517,501           450,635
   Shareholders' equity                                                                    569,246           564,516
   Book value per common share (3)                                                           20.34             22.24
   Return on equity                                                                          (2.17)%(4)         19.2%
   Statutory surplus:
      PXRE Reinsurance Ltd.                                                                494,000(5)        425,839
      PXRE Reinsurance Company                                                             314,700(6)        425,210
   Ratings (A.M. Best/ S&P):
      PXRE Reinsurance Ltd.                                                                    A/A               A/A
      PXRE Reinsurance Company                                                                 A/A               A/A

                                                                      THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                                                   --------------------------------------------------------
                                                                     2004            2003           2004          2003
                                                                   ----------      ----------     ----------     ----------

GAAP RATIOS:
   Loss ratio                                                           174.1%           51.0%          84.3%          47.3%
   Expense ratio                                                         18.3%           17.2%          25.2%          26.8%
                                                                   ----------      ----------     ----------     ----------
   Combined ratio                                                       192.4%           68.2%         109.5%          74.1%
                                                                   ==========      ==========    ===========     ==========

LOSSES INCURRED BY SEGMENT:
   Cat & Risk Excess                                               $  136,097      $   11,350     $  167,220     $   49,352
   Exited                                                              20,238          23,895         25,331         63,148
                                                                   ----------      ----------     ----------     ----------
                                                                   $  156,335      $   35,245     $  192,551     $  112,500
                                                                   ==========      ==========    ===========     ==========

COMMISSION AND BROKERAGE, NET OF FEE INCOME BY SEGMENT:
   Cat & Risk Excess                                               $    8,901      $    6,449     $   24,894     $   23,710
   Exited                                                                (696)         (4,379)         1,836         10,598
                                                                   ----------      ----------     ----------     ----------
                                                                   $    8,205      $    2,070     $   26,730     $   34,308
                                                                   ==========      ==========    ===========     ==========

UNDERWRITING INCOME (LOSS) BY SEGMENT: (7)
   Cat & Risk Excess                                               $  (55,083)     $   46,879     $   30,182     $  121,936
   Exited                                                             (19,658)        (15,112)       (21,147)       (30,874)
                                                                   ----------      ----------     ----------     ----------
                                                                   $  (74,741)     $   31,767     $    9,035     $   91,062
                                                                   ==========      ==========    ===========     ==========

                                                                        THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                           SEPTEMBER 30,                 SEPTEMBER 30,
                                                                     -------------------------------------------------------
                                                                          2004         2003           2004          2003
                                                                     ----------     ---------      ----------     ---------
UNDERWRITING  (LOSS) INCOME  RECONCILED TO (LOSS) INCOME BEFORE
   INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE:
   Net underwriting (loss) income (7)                                $  (74,741)    $  31,767      $    9,035     $  91,062
   Net investment income                                                  5,157         5,994          16,941        20,026
   Net realized investment (losses) gains                                   (40)          502              11           611
   Other operating expenses                                              (8,272)       (9,788)        (30,760)      (29,451)
   Foreign exchange gains (losses)                                          382          (927)             22          (676)
   Interest expense                                                      (3,817)       (2,817)        (10,947)       (9,854)
   Other                                                                      -             -               -           (22)
                                                                     ----------     ---------      ----------     ---------
   (Loss) income before income taxes, cumulative effect
     of accounting change and convertible preferred shares           $  (81,331)    $  24,731      $  (15,698)    $  71,696
                                                                     ==========     =========      ==========     =========

---------
(1)   Net operating income (loss) (a non-GAAP financial measure) is net income
      (loss) excluding after-tax realized investment gains and losses, cumulative effect of accounting change, severance expenses, net of a pension gain and foreign exchange losses. These items are excluded because management does not consider these items to be an integral part of the Company's performance or indicative of trends in the business operations in a particular period. The excluded items may be material in a period. Management believes that providing non-GAAP financial measures such as net operating income (loss) provides useful information regarding PXRE's results of operations consistent with industry practices, which enable investors, security analysts and rating agencies to make performance comparisons with PXRE's competitors.
(2) Net operating income (loss) per adjusted diluted share (a non-GAAP financial measure) is net operating income (loss) divided by diluted common shares without considering the antidilutive effect of convertible preferred shares, options and unvested restricted stock in a period of loss from continuing operations. Management believes it is important to disclose this measure, as preferred shareholders own 48.4% of the outstanding common shares, if converted, and two-thirds of the convertible preferred shares mandatorily convert by April 4, 2005 and the balance by April 4, 2008.
(3)   After considering convertible preferred shares.
(4)   Annualized based on year-to-date results.
(5)   Estimated and before inter-company eliminations.
(6)   Estimated.
(7) Underwriting Income (Loss) by Segment (a GAAP financial measure): The Company's reported underwriting results are its best measure of profitability for its individual underwriting segments and accordingly are disclosed in the footnotes to the Company's financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income (Loss) by Segment is calculated by subtracting losses incurred and commission and brokerage, net of fee income from net earned premiums. PXRE does not allocate net investment income, net realized investment gains, interest expense, other operating expenses or foreign exchange gains or losses to its respective underwriting segments.

These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-Q for the quarter ended September 30, 2004.